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                                                                    EXHIBIT 99.1

                                 PRESS RELEASE

                       NORTH COUNTRY FINANCIAL CORPORATION
                              MANISTIQUE, MICHIGAN




For Immediate Release:                        April 23, 2004
Contact:                                      Investor Relations (800) 200-7032
Website:                                      www.northcountrybank.com



               NORTH COUNTRY TO SELL TWO UPPER PENINSULA BRANCHES

(Manistique, Michigan) -- On April 21, 2004 North Country Bank and Trust, a Michigan state-chartered, FDIC insured bank wholly owned by North Country Financial Corporation (Nasdaq: NCFC) entered into a definitive Purchase and Assumption Agreement with State Bank of Escanaba, Escanaba, Michigan for the sale of North Country's branches in Escanaba and Iron Mountain.


The Purchase and Assumption Agreement calls for State Bank of Escanaba to purchase the branch buildings and assume approximately $9,900,000 of deposits associated with North Country's branches in Escanaba and Iron Mountain. North Country will retain the loans associated with these branches.

The transaction is subject to regulatory approval, and is expected to close in the third quarter of 2004.

C. James Bess, president and chief executive officer of NCFC and North Country Bank and Trust said, "North Country is pleased to have entered into an agreement that provides for continuing, uninterrupted, banking services to its depositors in the Escanaba and Iron Mountain communities."

Headquartered in Manistique, Michigan, North Country Financial Corporation is a financial services company providing a full range of commercial, consumer, and mortgage banking products and services primarily through its wholly owned bank subsidiary, North Country Bank and Trust. North Country Bank and Trust operates 22 branches located throughout Michigan's Upper Peninsula and Northern Lower Michigan.